EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 20, 2024 with respect to the financial statements of PSM-ZJK Fasteners (Shenzhen) Co., Ltd. as of and for the year ended December 31, 2023, which appears as Exhibit 99.1 to ZJK Industrial Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2025, in the Prospectus Supplement to the Registration Statement on Form F-3/A (Registration No. 333-293519) of ZJK Industrial Co., Ltd. filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

Sugar Land, Texas

August 3, 2026